EXHIBIT 99.1



(BW) (INTERVEST-BANCSHARES) (IBCA)

                        INTERVEST BANCSHARES CORPORATION
                        --------------------------------

              REPORTS 81% INCREASE IN 2005 SECOND QUARTER EARNINGS
              ----------------------------------------------------

          Business Editors - New York - (Business Wire - July 12, 2005)

     Intervest Bancshares Corporation (NASDAQ: IBCA) (the "Company") today reported that its consolidated net earnings for the second quarter of 2005 increased by 81% to $4.5 million or $0.67 per diluted share, from $2.5 million or $0.37 per diluted share reported in the second quarter of 2004. The Company's return on average assets and equity increased to 1.26% and 19.01%, respectively, in the 2005 quarter, compared to 0.95% and 12.58% in the 2004 quarter. The Company's efficiency ratio, which is a measure of its ability to control expenses as a percentage of its revenues, continues to be favorable at 25% for the second quarter of 2005.

     As previously announced, the Company's Class A Common Stock began trading on the Nasdaq National Market on June 27, 2005. Previously, the stock had traded on the Nasdaq SmallCap Market.

     Consolidated net earnings increased by $2.0 million in the second quarter of 2005 due to continued growth in the Company's lending activities and nonrecurring income from the full repayment of a $3.9 million nonaccrual loan during the quarter. Net interest and dividend income, the Company's primary source of revenues, grew by 41% or $2.7 million from the second quarter of 2004. The growth was primarily due to a $315.8 million increase in average loans outstanding as well as the receipt of $0.3 million of nonaccrual interest income during the quarter. The Company's net interest margin increased to 2.59% from 2.53% in the second quarter of 2004. Noninterest income increased by $0.8 million from the second quarter of 2004 primarily reflecting a higher level of income from loan prepayments, which included $0.6 million from the satisfaction of the nonaccrual loan. The provision for loan losses also decreased by $0.8 million from the second quarter of 2004 mostly due to the favorable impact from the satisfaction of the nonaccrual loan. The combined revenue increases and reduction in the provision for loan losses totaling $4.3 million was partially offset by a $1.6 million increase in income tax expense resulting from higher pretax income and a $0.7 million increase in noninterest expenses resulting primarily from $0.4 million in payroll cost increases, $0.1 million of additional expenses associated with complying with the Sarbanes Oxley requirements on internal controls and a $0.1 million Nasdaq National Market entry fee. The Company's effective income tax rate was 43% for both reporting periods and its employees totaled 68 at June 30, 2005, compared to 62 at June 30, 2004.

      Consolidated net earnings for the first half of 2005 increased by 48% to $7.8 million or $1.15 per diluted share, from $5.2 million or $0.78 per diluted share reported in the first half of 2004. The increase reflected a 35% or $4.6 million increase in net interest and dividend income, a $0.2 million increase in noninterest income and a $0.9 million decrease in the provision for loan losses. These improvements were partially offset by a $2.0 million increase in income tax expense and a $1.0 million increase in noninterest expenses. The reasons for these changes are substantially the same as those discussed above regarding the quarterly period.

      Total consolidated assets at June 30, 2005 increased by 15% to $1.5 billion, from $1.3 billion at December 31, 2004. The increase is primarily reflected in the growth in the Company's loan portfolio.

     Total consolidated loans, net of unearned fees, at June 30, 2005 increased by 16% to $1.2 billion from $1.0 billion at December 31, 2004. The increase was due to new mortgage loan originations secured by commercial and multifamily real estate exceeding principal repayments. New loan originations totaled $325 million in the first half of 2005, compared to $339 million in the first half of 2004.

     Total consolidated security investments at June 30, 2005 amounted to $237.6 million, compared to $254.0 million at December 31, 2004. The decrease reflected maturities exceeding new purchases during the period. The Company continues to invest in short-term (up to 5 year maturities) U.S. government agency debt obligations to emphasize liquidity and to currently target Intervest National Bank's loan-to-deposit ratio at approximately 85%. The investment portfolio at June 30, 2005 had a weighted-average remaining maturity of 1.2 years and a yield of 2.66%, compared to 1.4 years and a yield of 2.33% at December 31, 2004.

     Total consolidated cash and other short-term investments at June 30, 2005 increased to $75.2 million from $24.6 million at December 31, 2004. The increase reflected the temporary investment of deposit inflows during June. A portion of these funds is expected to fund new loans.

     Total consolidated deposits at June 30, 2005 increased by 23% to $1.2 billion, from $993.9 million at December 31, 2004, reflecting an increase in certificate of deposit accounts of $240.6 million, partially offset by a decrease in checking, savings and money market accounts aggregating $16.5 million.

     Total consolidated borrowed funds and related interest payable decreased by 20% to $163.0 million at June 30, 2005, from $202.7 million at December 31, 2004. The decrease was largely due to the full repayment of $36.0 million of short-term FHLBNY borrowings by Intervest National Bank.

     Total consolidated stockholders' equity at June 30, 2005 increased by 9% to $98.0 million, from $90.1 million at December 31, 2004. The increase was almost entirely due to net earnings of $7.8 million during the first half of 2005. The Company's book value per common share amounted to $15.60 at June 30, 2005.

     Intervest Bancshares Corporation is a registered financial holding company. Its operating subsidiaries are: Intervest National Bank, a nationally chartered commercial bank, that has its headquarters and full-service banking office at One Rockefeller Plaza, in New York City, and a total of five full-service banking offices in Clearwater and Gulfport, Florida; Intervest Mortgage Corporation, a mortgage investment company; and Intervest Securities
Corporation, a broker/dealer and an NASD member firm. Intervest National Bank maintains capital ratios in excess of the regulatory requirements to be designated as a well-capitalized institution. Intervest Bancshares Corporation's Class A Common Stock is listed on the NASDAQ National Market: Trading Symbol IBCA.

This press release may contain forward-looking information. Except for historical information, the matters discussed herein are subject to certain risks and uncertainties that may affect the Company's actual results of operations. The following important factors, among others, could cause actual results to differ materially from those set forth in forward looking statements: changes in general economic conditions in the Company's market areas; changes in policies by regulatory agencies; fluctuations in interest rates; demand for loans; and competition. Reference is made to the Company's filings with the SEC for further discussion of risks and uncertainties regarding the Company's business. Historical results are not necessarily indicative of the future prospects of the Company.

CONTACT:  JEROME DANSKER, CHAIRMAN
          Intervest Bancshares Corporation
          One Rockefeller Plaza (Suite 400)
          New York, New York  10020-2002
          212-218-2800 Fax - 212-218-2808

              SELECTED CONSOLIDATED FINANCIAL INFORMATION FOLLOWS.

                                           INTERVEST BANCSHARES CORPORATION
                                           --------------------------------
                                      SELECTED CONSOLIDATED FINANCIAL INFORMATION

---------------------------------------------------------------------------------------------------------------------
                                                                     QUARTER ENDED              SIX-MONTHS ENDED
(Dollars in thousands, except per share amounts)                        JUNE 30,                    JUNE 30,
                                                               --------------------------  --------------------------
                                                                   2005          2004          2005          2004
---------------------------------------------------------------------------------------------------------------------
SELECTED OPERATING DATA:
Interest and dividend income. . . . . . . . . . . . . . . . .  $    22,696   $    15,391   $    43,264   $    29,984
Interest expense. . . . . . . . . . . . . . . . . . . . . . .       13,500         8,866        25,783        17,081
                                                               ------------------------------------------------------
Net interest and dividend income. . . . . . . . . . . . . . .        9,196         6,525        17,481        12,903
Provision for loan losses . . . . . . . . . . . . . . . . . .          452         1,284         1,485         2,361
                                                               ------------------------------------------------------
Net interest and dividend income
  after provision for loan losses . . . . . . . . . . . . . .        8,744         5,241        15,996        10,542
Noninterest income. . . . . . . . . . . . . . . . . . . . . .        2,009         1,225         2,887         2,681
Noninterest expenses. . . . . . . . . . . . . . . . . . . . .        2,749         2,045         5,123         3,963
                                                               ------------------------------------------------------
Earnings before income taxes. . . . . . . . . . . . . . . . .        8,004         4,421        13,760         9,260
Provision for income taxes. . . . . . . . . . . . . . . . . .        3,481         1,916         5,989         4,020
                                                               ------------------------------------------------------
NET EARNINGS. . . . . . . . . . . . . . . . . . . . . . . . .  $     4,523   $     2,505   $     7,771   $     5,240
                                                               ======================================================
BASIC EARNINGS PER SHARE. . . . . . . . . . . . . . . . . . .  $      0.72   $      0.42   $      1.24   $      0.87
DILUTED EARNINGS PER SHARE. . . . . . . . . . . . . . . . . .  $      0.67   $      0.37   $      1.15   $      0.78

Adjusted net earnings for diluted earnings per share (1). . .  $     4,578   $     2,587   $     7,881   $     5,404
Weighted-average common shares and common
equivalent shares outstanding for computing:
  Basic earnings per share. . . . . . . . . . . . . . . . . .    6,275,954     6,048,075     6,274,904     6,045,461
  Diluted earnings per share (2). . . . . . . . . . . . . . .    6,870,292     6,912,067     6,870,803     6,912,059
Common shares outstanding at end of period. . . . . . . . . .    6,279,501     6,048,075     6,279,501     6,048,075
Common stock warrants outstanding at end of period. . . . . .      696,465       696,465       696,465       696,465

Yield on interest-earning assets. . . . . . . . . . . . . . .         6.39%         5.96%         6.26%         6.12%
Cost of funds . . . . . . . . . . . . . . . . . . . . . . . .         4.15%         3.79%         4.07%         3.85%
Net interest margin . . . . . . . . . . . . . . . . . . . . .         2.59%         2.53%         2.53%         2.63%
Return on average assets (3). . . . . . . . . . . . . . . . .         1.26%         0.95%         1.10%         1.05%
Return on average equity (3). . . . . . . . . . . . . . . . .        19.01%        12.58%        16.68%        13.43%
Effective income tax rate . . . . . . . . . . . . . . . . . .        43.49%        43.34%        43.52%        43.41%
Efficiency ratio (4). . . . . . . . . . . . . . . . . . . . .           25%           26%           25%           25%
---------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------
                                                       AT           AT           AT           AT           AT
                                                       --           --           --           --           --
                                                     JUN 30,      MAR 31,      DEC 31,      SEP 30,      JUN 30,
                                                     -------      -------      -------      -------      -------
SELECTED FINANCIAL CONDITION INFORMATION:             2005         2005         2004         2004         2004
------------------------------------------------------------------------------------------------------------------
Total assets. . . . . . . . . . . . . . . . . . .  $1,511,604   $1,427,439   $1,316,751   $1,269,256   $1,119,266
Total cash and short-term investments . . . . . .  $   75,197   $   49,347   $   24,599   $   47,138   $   19,879
Total securities held to maturity . . . . . . . .  $  231,630   $  254,754   $  248,888   $  255,340   $  196,132
Total FRB and FHLB stock. . . . . . . . . . . . .  $    5,983   $    5,092   $    5,092   $    4,642   $    4,642
Total loans, net of unearned fees . . . . . . . .  $1,174,107   $1,095,161   $1,015,396   $  939,001   $  877,296
Total deposits. . . . . . . . . . . . . . . . . .  $1,217,506   $1,123,657   $  993,872   $  976,392   $  852,852
Total borrowed funds and accrued interest payable  $  163,021   $  177,995   $  202,682   $  180,368   $  155,640
Total stockholders' equity. . . . . . . . . . . .  $   97,975   $   93,376   $   90,094   $   84,410   $   81,259
Total allowance for loan losses . . . . . . . . .  $   12,591   $   12,139   $   11,106   $   10,008   $    8,941
Total nonperforming loans . . . . . . . . . . . .  $      750   $    4,607   $    4,607   $    5,226   $        -
Total loan chargeoffs . . . . . . . . . . . . . .  $        -   $        -   $        -   $        -   $        -
Book value per common share . . . . . . . . . . .  $    15.60   $    14.88   $    14.37   $    13.96   $    13.44
Allowance for loan losses / net loans . . . . . .        1.07%        1.11%        1.09%        1.07%        1.02%
------------------------------------------------------------------------------------------------------------------

(1) Represents net earnings plus interest expense on dilutive convertible debentures, net of taxes, that would not occur if the convertible debentures were assumed to be converted for purposes of computing diluted earnings per share.

(2) Diluted EPS includes shares that would be outstanding if dilutive common stock warrants and convertible debentures were assumed to be exercised/converted during the period. All outstanding warrants were considered for the EPS computations.

     Convertible debentures (principal and accrued interest) outstanding at June 30, 2005 and 2004 totaling $4,826,000 and $7,557,000, respectively, were convertible into common stock at a price of $14.00 per share in 2005 and $12.00 per share in 2004. Assumed conversion results in additional common shares (based on average balances outstanding) of approximately 344,000 in the 2005 EPS computations and 610,000 in the 2004 computations.

(3)  Returns for the quarter and six-month periods have been annualized.

(4) Noninterest expenses (excluding the provision for loan losses) as a percentage of net interest and dividend income plus noninterest income.

                                       INTERVEST BANCSHARES CORPORATION
                                       --------------------------------
                                       CONSOLIDATED FINANCIAL HIGHLIGHTS

--------------------------------------------------------------------------------------------------------------
                                                                  At or For The Period Ended
                                              ----------------------------------------------------------------
                                               Six-Months      Year         Year         Year         Year
                                                 Ended         Ended        Ended        Ended        Ended
($in thousands, except per share amounts)       June 30,      Dec 31,      Dec 31,      Dec 31,      Dec 31,
                                                  2005         2004         2003         2002         2001
--------------------------------------------------------------------------------------------------------------
BALANCE SHEET HIGHLIGHTS:
Total assets . . . . . . . . . . . . . . . .  $ 1,511,604   $1,316,751   $  911,523   $  686,443   $  513,086
Asset growth rate. . . . . . . . . . . . . .           15%          44%          33%          34%          23%
Total loans, net of unearned fees. . . . . .  $ 1,174,107   $1,015,396   $  671,125   $  489,912   $  368,526
Loan growth rate . . . . . . . . . . . . . .           16%          51%          37%          33%          38%
Total deposits . . . . . . . . . . . . . . .  $ 1,217,506   $  993,872   $  675,513   $  505,958   $  362,437
Deposit growth rate. . . . . . . . . . . . .           23%          47%          34%          40%          21%
Loans/deposits (Intervest National Bank) . .           84%          86%          79%          76%          79%
Borrowed funds and accrued interest payable.  $   163,021   $  202,682   $  140,383   $  114,032   $  100,374
Stockholders' equity . . . . . . . . . . . .  $    97,975   $   90,094   $   75,385   $   53,126   $   40,395
Common shares outstanding (1). . . . . . . .    6,279,501    6,271,433    5,988,377    4,703,087    3,899,629
Common book value per share. . . . . . . . .  $     15.60   $    14.37   $    12.59   $    11.30   $    10.36
Market price per common share. . . . . . . .  $     18.20   $    19.74   $    14.65   $    10.80   $     7.40
--------------------------------------------------------------------------------------------------------------
ASSET QUALITY HIGHLIGHTS
Nonperforming loans. . . . . . . . . . . . .  $       750   $    4,607   $    8,474   $        -   $    1,243
Allowance for loan losses. . . . . . . . . .  $    12,591   $   11,106   $    6,580   $    4,611   $    3,380
Loan recoveries (2). . . . . . . . . . . . .  $         -   $        -   $        -   $      107   $        -
Loan chargeoffs (3). . . . . . . . . . . . .  $         -   $        -   $        -   $      150   $        -
Foreclosed real estate . . . . . . . . . . .  $         -   $        -   $        -   $    1,081   $        -
Allowance for loan losses / net loans. . . .         1.07%        1.09%        0.98%        0.94%        0.92%
--------------------------------------------------------------------------------------------------------------
STATEMENT OF OPERATIONS HIGHLIGHTS:
Interest and dividend income . . . . . . . .  $    43,264   $   66,549   $   50,464   $   43,479   $   35,462
Interest expense . . . . . . . . . . . . . .       25,783       38,683       28,564       26,325       24,714
                                              ----------------------------------------------------------------
Net interest and dividend income . . . . . .       17,481       27,866       21,900       17,154       10,748
Provision for loan losses. . . . . . . . . .        1,485        4,526        1,969        1,274          612
Noninterest income . . . . . . . . . . . . .        2,887        5,140        3,321        2,218        1,655
Noninterest expenses . . . . . . . . . . . .        5,123        8,251        7,259        6,479        5,303
                                              ----------------------------------------------------------------
Earnings before income taxes . . . . . . . .       13,760       20,229       15,993       11,619        6,488
Provision for income taxes . . . . . . . . .        5,989        8,776        6,873        4,713        2,710
                                              ----------------------------------------------------------------
Net earnings . . . . . . . . . . . . . . . .  $     7,771   $   11,453   $    9,120   $    6,906   $    3,778
                                              ----------------------------------------------------------------
Basic earnings per share . . . . . . . . . .  $      1.24   $     1.89   $     1.85   $     1.71   $      .97
Diluted earnings per share . . . . . . . . .  $      1.15   $     1.71   $     1.53   $     1.37   $      .97
Adjusted net earnings used to calculate
    diluted earnings per share . . . . . . .  $     7,881   $   11,707   $    9,572   $    7,342   $    3,778
Average common shares used to calculate:
  Basic earnings per share . . . . . . . . .    6,274,904    6,068,755    4,938,995    4,043,619    3,899,629
  Diluted earnings per share . . . . . . . .    6,870,803    6,826,176    6,257,720    5,348,121    3,899,629
Net interest margin. . . . . . . . . . . . .         2.53%        2.52%        2.90%        2.88%        2.47%
Return on average assets (4) . . . . . . . .         1.10%        1.02%        1.19%        1.13%        0.85%
Return on average equity (4) . . . . . . . .        16.68%       14.14%       15.34%       15.56%        9.94%
Effective income tax rate. . . . . . . . . .        43.52%       43.38%       42.98%       40.56%       41.77%
Efficiency ratio (5) . . . . . . . . . . . .           25%          25%          29%          33%          43%
Full-service banking offices . . . . . . . .            6            6            6            6            6
--------------------------------------------------------------------------------------------------------------

(1) The increase in shares in 2005 from 2004 was due to 8,068 from the exercise of Class A common stock warrants. The increase in 2004 from 2003 was due to 42,510 from the exercise of Class A common stock warrants and 240,546 from the conversion of debentures. The increase in 2003 from 2002 was due to the following: 945,717 from the exercise of Class A common stock warrants; 309,573 from the conversion of convertible debentures; and 30,000 from newly issued Class B common stock in connection with the acquisition of Intervest Securities Corporation. The increase in 2002 from 2001 was all due to the exercise of Class A common stock warrants.

(2) The amount for 2002 represents proceeds received from the sale of collateral from a loan that was charged off prior to 1997.

(3) The amount for 2002 represents a chargeoff taken in connection with the transfer of a nonperforming loan to foreclosed real estate.

(4)  Returns for the six-month period are annualized.

(5) Noninterest expenses (excluding the provision for loan losses) as a percentage of net interest and dividend income plus noninterest income.